EXHIBIT 10.2

SERP

Bank of Floyd

Supplemental Executive Retirement Plan

409 Restatement

Participation Agreement

This 409 Restatement Bank of Floyd Supplemental Executive Retirement Plan Participation Agreement (the ‘Participation Agreement”) is entered into as of this 31st day of December, 2008 by and between Bank of Floyd (the “Employer”), and Leon Moore, an executive of the Employer (the “Participant”), as evidence of the Participant’s prior participation in the Bank of Floyd Supplemental Executive Retirement Plan (“Prior Plan”) and/or the commencement of Participant’s participation in an Internal Revenue Code section 409A compliant supplemental executive retirement plan.

RECITALS:

WHEREAS, the Employer has adopted the (“Plan”) effective as January 1, 2005, and the Administrator has determined that the Participant shall be eligible to participate in the Plan on the terms and conditions set forth in this Participation Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing and the agreements covenants set forth herein, the parties agree as follows:

1.	Definitions. Except as otherwise provided, or unless the context otherwise requires, the terms used in this Participation Agreement shall have the same meanings as set forth in the Plan.

2.	Plan. Plan means the 409A Restatement Bank of Floyd Supplemental Executive Retirement Plan, as the same may be altered or supplemented in any validly executed Participation Agreement.

3.	Incorporation of Plan. The Plan, a copy of which is attached hereto as Exhibit A, is hereby incorporated into this Participation Agreement as if fully set forth herein, and the parties hereby agree to be bound by all of the terms and provisions contained in the Plan. The Participant hereby acknowledges receipt of a copy of the Plan and, subject to the foregoing, confirms his understanding and acceptance of all of the terms and conditions contained therein.

4.	Effective Date of Participation. The effective date of the Participant’s participation in the Prior Plan, with the continuation of participation in the Plan shall be February 21, 2001 (the “Participation Date”).

5.	Normal Retirement Age. The Participant’s Normal Retirement Age for purposes of the Plan and this Participation Agreement is age 65.

6.	Year of Participation. For each full calendar year a Participant participates in the Prior Plan or this Plan, such Participant shall be credited with one (1) year of participation.

7.

Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan and Participation Agreement, it is expressly understood and agreed that the Participants and Beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their Beneficiaries, or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of ERISA. The Participant shall be required to look to the provisions of the Plan and to the Employer itself for enforcement of any and all benefits due under this Participation Agreement, and, to the extent the Participant acquires a right to receive payment under the Plan and this Participation Agreement, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under the Plan and this Participation Agreement.

8.	Provisions Related to SERP Benefit.

(a)	SERP Benefit. Upon Participants Normal Retirement, such Participant shall be entitled to an annual SERP Benefit equal to forty-five thousand dollars ($45,000) per year, subject to the vesting requirements as provided for herein below.

(b)	Vesting. Subject to Article IV and Article VI of the Plan, and Sections 8(f) and 8(g) of this Participation Agreement, Participant shall vest in their SERP Benefit in the following manner:

Years of Participation	Participant’s vested SERP Benefit
1	20%
2	40%
3	60%
4	80%
5	100%

Participant shall be 100% vested in his or her SERP Benefit upon Participant’s attainment of Normal Retirement Age if then in the employ of Employer.

(c)	Normal Retirement SERP Benefit Payment. Subject to the restrictions found in Plan Section 4.3 regarding distributions to Specified Employees, the vested annual SERP Benefit shall be paid in substantially equal monthly installments as of the first day of each calendar month for twenty (20) years following the Participant’s Separation from Service. The monthly distribution in any given year in which a SERP Benefit is distributed, shall be equal to one-twelfth of the above-described SERP Benefit each year for a total of twenty (20) years.

(d)	Post Retirement Death Benefit. In the event of the Participant’s death during the twenty (20) year SERP Benefit distribution period, Participant’s Beneficiary, as designated pursuant to this Participation Agreement, will continue to receive the balance of the remaining SERP Benefit distributions, up to and including, the distributions in year twenty (20).

(e)

Disability. A Participant who incurs a Separation from Service due to Disability shall be one hundred percent (100%) vested in his or her SERP Benefit as of the date of Disability. A Participant shall be considered disabled if (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration. Upon a Participant’s Separation from Service due to Disability,

Participant shall be entitled to receive the accrued liability of Participant’s SERP Benefit balance in a lump sum distribution as soon as administratively feasible, but no later than 90 days. For purposes of this Plan and Participation Agreement, accrued liability of Participant’s SERP Benefit shall mean the amount accrued by the Employer to fund the future benefit expense associated with this Plan and Participation Agreement. The Employer shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Employer’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Employer shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

(f)	Change in Control. A Participant shall be one hundred percent (100%) vested in his or her SERP Benefit upon a Change in Control.

(g)	Death Benefit Prior to Attaining Normal Retirement Age. Upon Participant’s death prior to attaining Normal Retirement Age, Participant’s estate shall be entitled to receive the accrued liability of Participant’s SERP Benefit in a lump sum distribution as soon as administratively feasible, but no later than 90 days, following the Participant’s death. For purposes of this Plan and Participation Agreement, accrued SERP liability shall mean the amount accrued by the Employer to fund the future benefit expense associated with this Plan and Participation Agreement. The Employer shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Employer’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Employer shall establish a liability retirement account for the Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

9.	General Provisions.

(a)	No Assignment. No benefit under the Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person, except to such extent as may be required by law.

(b)	Headings. The headings contained in the Participation Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Participation Agreement or the construction of any provision thereof.

(c)	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

(d)	Successors. This Participation Agreement shall be binding upon each of the parties and shall also be binding upon their respective successors the Employer’s assigns.

(e)	Amendments. This Participation Agreement may not be modified or amended except by a duly executed instrument in writing signed by the Employer and the Participant.

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

Employer:		Participant:

By:	/s/ William R. Gardner, Jr.	By:	/s/ Ronald Leon Moore
	William R. Gardner, Jr. – Vice-Chairman		Ronald Leon Moore
	Printed Name		Printed Name

LIST OF COLLATERAL DOCUMENTS

EXHIBIT A

409A RESTATEMENT

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

EXHIBIT B

409A RESTATEMENT

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

BENEFICIARY DESIGNATION

EXHIBIT B

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

409A RESTATEMENT

BENEFICIARY DESIGNATION

In the event of the Participant’s death, any benefits to which the Participant may be entitled shall be paid to the Beneficiary designated below. This Beneficiary Designation shall be subject to the terms and conditions set forth in the Plan and shall supersede all prior Beneficiary Designations made by the Participant. This Beneficiary Designation shall be attached to and become part of that certain Participation Agreement, dated as of December 31, 2008, between the Employer and the Participant.

Primary Beneficiary: Kathy S. Moore

Secondary Beneficiary:

IN WITNESS WHEREOF, the Participant has executed this Beneficiary Designation as of the date indicated.

Participant:

By:	/s/ Ronald Leon Moore
Printed Name: Ronald Leon Moore

Date: December 31, 2008

BANK OF FLOYD

SUPPLEMENTAL EXECUTIVE RETIREMENT

409A RESTATEMENT

RECITALS:

WHEREAS, Bank of Floyd, a Virginia corporation, (the “Employer”), pursuant to Article 6 of the Bank of Floyd Supplemental Executive Retirement Plan (the “Prior Plan”), hereby amends and restates the Prior Plan for the benefit of a select group of management or highly compensated employees pursuant to those requirements for a compliant document under Internal Revenue Code Section 409A and the regulations promulgated thereto,. This Plan amendment and restatement is effective January 1, 2005 and adopted by the Employer on December 31, 2008, and shall represent the restatement and continuation of the Employer’s Prior Plan with the administration of such Prior Plan performed in compliance with Internal Revenue Code Section 409A and the regulations promulgated thereto. The benefits hereunder are the continuation of Prior Plan benefits and shall not be construed or administered in a fashion which would provide for benefits in addition to or different than those benefits provided for under the Prior Plan. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

NOW THEREFORE, the following shall constitute the Plan.

ARTICLE I

GENERAL

1.1	Purpose of the Plan. The purpose of this Plan is to reward certain management and highly compensated employees of the Employer who have contributed to the Employer’s success and are expected to continue to contribute to such success in the future.

1.2	Plan Benefits Generally. Pursuant to the Plan, the Employer may provide to each Participant such benefit as provided on the terms and conditions contained in the Plan and the Participant’s individual Participation Agreement.

1.3	Effective Date. The adoption date of the Plan is December 31, 2008, with this restatement being effective January 1, 2005.

ARTICLE II

DEFINITIONS

2.1	Administrator. Administrator shall mean the Employer as defined herein.

2.2	Beneficiary. Beneficiary means the person or persons designated by a Participant as his beneficiary in accordance with the provisions of Article V and subject to the Participation Agreement.

2.3	Board. Board means the Board of Directors of the Employer.

2.4	Cause. Cause shall have the meaning set forth in Section 4.2.

2.5	Change in Control. Provided that such definition shall be interpreted in a manner that is consistent with Code Section 409A and regulations thereunder, a “Change-in-Control” of the Employer (which, for purpose of this Section 2.6 shall mean Bank of Floyd but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a)	the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b)	the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c)	the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d)	the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

2.6	Employer. Bank of Floyd.

2.7	ER1SA. The Employee Retirement Income Security Act of 1974, as amended from time to time.

2.8	Executive. Executive means an employee of the Employer who is considered part of a select group of management or highly compensated employee of the Employer and is designated by the Administrator as eligible to participate in the Plan.

2.9	Normal Retirement. Normal Retirement means Participant’s Separation of Service for any reason, other than for Cause, after such Participant has reached his Normal Retirement Age.

2.10	Normal Retirement Age. Normal Retirement Age means the normal retirement age set forth in the Participant’s Participation Agreement.

2.11	Participant. Participant means any Executive who elects to participate in the Plan by entering into a Participation Agreement in accordance herewith. The Administrator may, from time to time in its sole discretion, with Cause, revoke a Participant’s participation in the Plan upon ninety (90) days’ written notice. The Administrator may from time to time, in its sole discretion without Cause, revoke a Participant’s participation upon the mutual consent of the Participant and Administrator.

2.12	Participation Agreement. Participation Agreement means a written agreement between the Employer and a Participant, pursuant to which the Employer agrees to make a SERP Benefit payment, or payments, in accordance with the Plan and the Participation Agreement. Each Participation Agreement shall contain such information, terms and conditions as the Administrator in its discretion may specify, including without limitation, the following:

(a)	the effective date of the Participant’s participation in the Plan;

(b)	the Participant’s Normal Retirement Age;

(c)	the SERP Benefits to which the Participant is entitled under the Plan and, the form such benefits are to be paid in (i.e. installments or lump sum);

(d)	the identity of the Participant’s Beneficiary; and

(e)	any other provisions which supplement the terms and conditions contained in the Plan and which are not inconsistent with the terms and conditions of the Plan.

2.13	Plan. Plan means the 409A Restatement Bank of Floyd Supplemental Executive Retirement Plan, as the same may be amended from time to time.

2.14	Separation from Service. As provided by regulations promulgated under the Internal Revenue Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not to exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient Tinder an applicable statute or by contract.

2.15	SERP Benefit. SERP Benefit means, with respect to each Participant, an amoral cash benefit in the amount determined pursuant to the Participle’s Participation Agreement, minus any offset amounts specified therein.

2.16	Service Recipient. As provided by regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 4I4(c) (employees of partnerships, proprietorships, etc., under common control).

2.17	Vesting. The Participant’s ownership rights in the SERP Benefit shall arise, or vest, solely with the occurrence of those conditions precedent to Vesting as contained in the Participation Agreement.

2.18	Year of Participation. Year of Participation shall have the meaning as set forth in the Participant’s Participation Agreement.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1	Eligibility. The Administrator, in its sole discretion, shall from time to time determine those Executive(s) who shall be eligible to participate in the Plan.

3.2	Participation. Each Executive who is eligible to participate in the Plan shall enroll in the Plan by entering into a Participation Agreement and completing such other forms and furnishing such other information as the Administrator may request. An Executive’s participation in the Plan shall commence as of the date specified in the Participation Agreement.

ARTICLE IV

BENEFITS

4.1	SERP Benefit. Each Participant, subject to the terms and conditions of his Participation Agreement, shall become entitled to receive such benefits as set forth in the executed Participation Agreement.

4.2	No Benefits Payable Upon Separation from Service for Cause. Notwithstanding anything herein or in the Participation Agreement to the contrary, no benefits shall be payable, at the discretion of the Employer, to any Participant who has a Separation from Service for Cause. For purposes hereof a Participant who has a Separation from Service for any of the following reasons shall be regarded as having been terminated for Cause:

(a)	engaging in willful or grossly negligent misconduct that is materially injurious to the Employer;

(b)	embezzlement or misappropriation of funds or property of the Employer;

(c)	conviction of a felony or the enhance of a plea of guilty or nolo contendere to a felony;

(d)	conviction of any crime involving fraud, dishonesty, moral turpitude or breach of trust or the entrance of a plea of guilty to such a crime;

(e)	failure or refusal by the Participant to devote full business time and attention to the performance of his or her duties and responsibilities if such breach has not been cured within fifteen (15) days after notice is given to the Participant; or

(f)	issuance of a final non-appealable order or other direction by a Federal or state regulatory agency prohibiting the Participant’s employment in the business of banking.

4.3	Distributions to Specified Employee. Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service. A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock which is publicly traded on an established securities market or otherwise.

ARTICLE V

BENEFICIARY

5.1	Beneficiary. For purposes of this section, the Participant’s executed Participation Agreement shall dictate the Participant’s rights and responsibilities regarding the Participant’s Beneficiary.

ARTICLE VI

PLAN ADMINISTRATION

6.1	Administration.

(a)	General. The Plan shall be administered by the Administrator. The Administrator shall have sole and absolute discretion to interpret where necessary all provisions of the Plan and each Participation Agreement (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan, a Participation Agreement, or between the Plan and a Participation Agreement), to determine the rights and status under the Plan of Participants or other persons, to resolve questions or disputes arising under the Plan and to make any determinations with respect to the benefits payable under the Plan and the persons entitled thereto as may be necessary for the purposes of the Plan. The Administrator’s determination of the rights of any Executive or former Executive hereunder shall be final and binding on all persons, subject only to the claims procedures outlined in Article 7 hereof.

(b)	Delegation of Duties. The Administrator may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of benefits payable hereunder, to a named administrator or administrators.

6.2	Regulations. The Administrator may promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the provisions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan. The rules, regulations and interpretations made by the Administrator shall, subject only to the claims procedure outlined in Article 7 hereof, be final and binding on all persons.

6.3	Revocability of Administrator/Employer Action. Any action taken by the Administrator with respect to the rights or benefits under the Plan of any Executive or former Executive shall be revocable by the Administrator as to payments not yet made to such person in order to correct any incorrect payment to a Participant or a Beneficiary, and then only to the extent necessary to correct such error. Acceptance of any benefits under the Plan constitutes acceptance of, and agreement to, the Administrator’s making any appropriate adjustments in future payments to such person (or to recover from such person) any excess payment or underpayment previously made to such person.

6.4	Amendment or Modification. The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Codes Section 409A and related regulations thereunder.

6.5	Plan Suspension and Termination. The Employer further reserves the right to suspend or terminate the Plan in whole or in part, in the following manner, except that no such suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s vested SERP Benefit account and provided that such suspension or termination complies with Code Section 409A and related regulations thereunder:

(a)	The Employer, in its sole discretion, may terminate the Plan and distribute Participants’ vested SERP Benefit amounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer and no other similar arrangements are adopted by the Employer within a three (3) year period from the date of termination; or

(b)	The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute the Participant’s vested SERP Benefit no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements. Any corporation or other business organization that is a successor to the Employer by reason of a Change-in-Control shall have the right to become a party to the Plan by appropriate entity action. If within thirty (30) days from the effective date of the Change-in-Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s SERP Benefit shall become immediately distributable in a single lump sum to the Participant pursuant to this subsection; or

(c)	The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a • bankruptcy court, provided that the Participant’s vested SERP Benefit are distributed to Participants and are included in the Participants’ gross income in the latest of (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

6.6	Withholding. The Employer shall deduct from any distributions hereunder any taxes or other amounts required by law to be withheld therefrom.

ARTICLE VII

CLAIMS ADMINISTRATION

7.1	General. If a Participant, Beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, Beneficiary or his or her representative desires to dispute the decision of the Administrator, he/she must file a written notification of his or her claim with the Administrator.

7.2

Claims Procedure. Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or Beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)	the specific reason or reasons for denial of the claim;

(b)	a specific reference to the Plan provisions on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)	an explanation of the provisions of this Article.

7.3	Right of Appeal. A claimant who has a claim denied under Section 7.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 7.2.

7.4	Review of Appeal. Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties subject to Section 7.7 below. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

7.5	Designation. The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designation shall have the same authority and discretion granted to the Administrator hereunder.

7.6	Litigation Costs. If a claimant brings a lawsuit for benefits hereunder, to enforce any right hereunder or for other relief arising out of the terms of the Plan, the costs and expenses of litigation by any party shall be borne by the losing party. The prevailing party shall recover as expenses all reasonable attorney fees incurred by it in connection with the proceedings or any appeals therefrom.

ARTICLE VIII

MISCELLANEOUS

8.1

Administrator. The Administrator is expressly empowered to interpret the Plan and to determine all questions arising in the administration, interpretation, and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, except any breach of duty to the Participants or Beneficiaries. If any individual person shall have been delegated the duties or responsibilities as Administrator, such person shall not be liable for any actions by him or her hereunder unless due to his or her own gross negligence or willful misconduct and shall be indemnified and saved harmless by the Employer from and against all personal liability to which he or she may be subject by reason of any act done or omitted to be done in his or her official capacity as Administrator in good faith in the administration of the Plan, including all expenses reasonably incurred in his or her defense in the event the Employer fails to provide such defense upon the request.

8.2	No Assignment. No benefit under the Plan or a Participation Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such action shall be void for all purposes of the Plan or a Participation Agreement. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements, or torts of any person, nor shall it be subject to attachments or other legal process for or against any person.

8.3	No Employment Rights. Participation in this Plan and execution of a Participation Agreement shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or Beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted and the Participation Agreement had never been executed.

8.4	Incompetence. If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another individual for the Participant’s benefit without responsibility of the Administrator to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator, and their representatives.

8.5	Identity. If at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer or Administrator incident to such proceeding or litigation shall be charged against the SERP Benefit of the affected Participant.

8.6	No Liability. No liability Shall attach to or be incurred by any employee of the Employer or Administrator individually under or by reason of the terms, conditions, and provisions contained in this Plan, or for the acts or decisions taken or made hereunder or in connection therewith; and, as a condition precedent to the establishment of this Plan or the receipt of benefits hereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

8.7	Expenses. Except as otherwise provided in the Plan, all expenses incurred in the administration of the Plan shall be paid by the Employer.

8.8	Amendment and Termination. The Employer shall have the sole authority to modify, amend, or terminate this Plan subject to those limitations provided hereinabove.

8.9	Employer Determinations. Any determinations, actions, or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups, or organizations that have been properly delegated by the Board to make such determination or decision.

8.10	Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan and any Participation Agreement shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

8.11	Governing Law. To the extent not preempted by federal law, this Plan shall be governed by, construed and administered under the laws of the Commonwealth of Virginia.

8.12	Severability. Should any provision of the Plan or any regulations adopted hereunder be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions or regulations unless such invalidity shall render impossible or impractical the functioning of the Plan and, in such case, the appropriate parties shall immediately adopt a new provision or regulation to take the place of the one held illegal or invalid.

8.13	Headings. The headings contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

8.14	Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

8.15	Ownership of Assets; Relationship with Employer. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Employer and any Participant or any other person. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer.

8.16	Deposits In Trust. The Employer may, at its sole discretion, establish with a corporate trustee a grantor rabbi trust under which all or a portion of the assets of the Plan are to be held, administered and managed. The trust agreement evidencing the trust shall conform with the terms of Revenue Procedure 92-64 or any successor procedure. The Employer in its sole discretion may make deposits to augment the principal of such trust.

8.17	Right of Setoff. The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 8.17 which is allowed by law.

8.18	409A Compliance. This Plan will, at all times, be operated in good faith compliance with Code Section 409A of the Code and regulations thereunder (and any subsequent IRS notices or guidance). In the event that any provision of this Plan is inconsistent with Code Section 409A or such guidance, then the applicable provisions of Code Section 409A shall supersede such provision. Nothing herein shall be construed as an entitlement to our guarantee of any particular tax treatment to a Participant.

Executed this 31st day of December, 2008.

BANK OF FLOYD

By:	/s/ William R. Gardner, Jr.
Title:	Vice Chairman